LEASE

THIS LEASE (this “Lease”), dated for reference purposes as of March 15, 2021, shall be deemed effective as of the date Landlord acquires the Real Property from Tenant (“Effective Date”), is by and between PERMA-PIPE INC., a Delaware corporation (“Tenant”), and NASH88, LLC, a Delaware limited liability company (“Landlord”).

1.         Real Property. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon all of the terms and subject to all of the conditions set forth herein, that certain improved real property (Assessor Parcel No. 095058G A 00200) containing approximately twenty-three and 8/10 (23.8) acres, eight (8) buildings comprising approximately one hundred thirty eight thousand four hundred seventy eight (138,478) square feet (“Buildings”), and located in Lebanon, Tennessee, which real property is more particularly and legally described on Exhibit “A” attached hereto (“Real Property”).

2.         Term. The term (“Term”) of this Lease shall commence on the Commencement Date (as defined in Paragraph 4) and shall expire, unless extended or sooner terminated pursuant to the terms and conditions of this Lease, on the last day of the fifteenth (15th) Lease Year (as hereinafter defined). The Term, as the same may be extended per Paragraph 29 below, is hereinafter called the “Term.” For purposes of this Lease, the term “Lease Year” means a period of twelve (12) consecutive calendar months, with the first Lease Year commencing on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month following the Commencement Date, and subsequent Lease Years consisting of successive twelve (12) calendar month periods thereafter. To the extent the term “Lease Month” is used in this Lease, such term means the applicable calendar month, with the first Lease Month commencing on the Commencement Date and ending on the last day of the full calendar month occurring thereafter, and each subsequent Lease Month being a successive calendar month thereafter. In addition, this Lease shall be automatically extended or renewed beyond the initial Term, subject to the termination provisions set forth herein, for four (4) additional five (5) periods, pursuant to the terms set forth in Paragraph 29 below.

3.         AS-IS. Tenant acknowledges that Tenant has long occupied the Real Property for a significant number of years prior to the Effective Date. Tenant hereby acknowledges that Tenant is leasing the Real Property and the Buildings in their existing “AS IS/WHERE IS” condition; that Tenant has made a full inspection and investigation of the physical condition of the Real Property and Buildings, all easements, rights, rights of way, reservations, covenants, conditions and restrictions with respect to the Real Property and Buildings and all other matters of record and all applicable governmental requirements, whether pursuant to statute, law, ordinance, regulation, order or the like promulgated by any applicable Governmental Authority (which is defined as any federal, state, regional, county, or local person or body having or asserting governmental or quasi-governmental authority or jurisdiction over the Real Property or any department or subdivision thereof) (collectively, “Laws”) pertaining to the Real Property and Buildings and to Tenant’s business; that Tenant is relying entirely upon said inspections and investigations made by Tenant; that Tenant is not relying upon any representations or warranties made by Landlord or Landlord’s agents; that Tenant is satisfied that the Real Property and Buildings are suitable for Tenant’s intended use; that Tenant is satisfied that the existing electrical service to the Real Property and Buildings and electrical system in, on or about the Real Property and Buildings are suitable for Tenant’s intended use; that Tenant is satisfied that the existing water service to the Real Property and Buildings and water system in, on or about the Real Property and Buildings are suitable for Tenant’s intended use; that Tenant is satisfied that the existing gas service, if any, to the Real Property and Buildings and gas system, if any, in, on or about the Real Property and Buildings are suitable for Tenant’s intended use; that no representation or warranty is made regarding the square footage of the Buildings nor any other physical attributes of the Real Property and Buildings; that Tenant has determined that the Buildings’ fire safety system, if any, is satisfactory for Tenant’s intended use and any requirements of the appropriate fire department and Tenant’s insurance underwriter; that Tenant is not required to obtain the approval of this Lease by any other person, firm, corporation or governmental agency in order for this Lease to be binding on Tenant; and that the acknowledgments contained in this Paragraph 3 are material inducements to Landlord in agreeing to lease the Real Property and Buildings to Tenant and that Landlord would not have leased the Real Property and Buildings to Tenant had Tenant not made the acknowledgments contained in this Paragraph 3. Tenant represents and warrants that Tenant has conducted an independent physical inspection of the Real Property and Buildings and undertaken all such investigations as to the Real Property’s and Buildings’ suitability for the conduct of Tenant’s business and with regard to any city or governmental requirements and/or applicable Laws as Tenant deems necessary and appropriate. Landlord shall deliver exclusive possession and quiet enjoyment of the Real Property to Tenant upon the Effective Date.

4.         Commencement Date. The “Commencement Date” shall be the Effective Date. Landlord, by its execution and delivery of this Lease, hereby tenders possession of the Real Property to Tenant as of the Effective Date.

5.         Alterations. At Tenant’s own expense, after giving Landlord notice in writing of its intentions to do so, Tenant may, from time to time, make such nonstructural alterations, replacements, additions, changes and/or improvements (collectively referred to in this Lease as “Improvements”) as Tenant may find necessary or convenient for its purposes, provided that no Improvements costing in excess of Fifty Thousand Dollars ($50,000) for any one work of Improvement, or in excess of One Hundred Thousand Dollars ($100,000) in the aggregate for multiple works of Improvement during any period of twelve (12) consecutive months during the Term, may be made without obtaining the prior approval of Landlord. In addition, no Improvements shall be made to any mechanical system, electrical system, or the roof of the Buildings, without obtaining the prior approval of Landlord, which Landlord may withhold in its sole and absolute discretion. In no event shall Tenant make or cause to be made any penetration into or through the roof or floor of the Buildings without obtaining the prior approval of Landlord. Tenant agrees to reimburse Landlord for all costs and expenses (including, without limitation, any architect and/or engineer fees) incurred by Landlord in approving or disapproving Tenant’s plans for Improvements. All Improvements to be made to the Buildings which require the approval of Landlord shall, if required by Landlord, be made under the supervision of a competent architect or licensed structural engineer and made in accordance with plans and specifications approved by Landlord. Landlord’s approval of such plans and specifications shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with Laws. All work with respect to any Improvements must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Buildings shall at all times be a complete unit except as otherwise reasonably required during the period of such work. Upon the expiration or earlier termination of this Lease, such Improvements shall not be removed by Tenant but shall become a part of the Buildings unless otherwise required by Landlord. All Improvements shall be constructed strictly in accordance with the Laws and ordinances relating thereto. Tenant agrees that it shall pay, or cause to be paid, all costs of labor, services and/or materials supplied in the prosecution of any work done, or caused to be done, on the Real Property (including the Buildings), and Tenant will keep the Real Property (including the Buildings) free and clear of all mechanics’ liens and other such liens on account of work done for Tenant or persons claiming under Tenant. If Tenant desires to contest any such claim of lien, it shall either (a) post a mechanics’ lien release bond issued by a responsible corporate surety in an amount sufficient to satisfy statutory requirements therefor in the state where the Real Property is located, or (b) furnish Landlord with adequate security for the amount of the claim plus estimated costs and interest, and (c) promptly pay or cause to be paid all sums awarded to the claimant on its suit. Tenant shall forthwith notify Landlord in writing of any claim of lien filed against the Real Property (including the Buildings) or the commencement of any action affecting the title thereto. Landlord or its representatives shall have the right to go upon and inspect the Real Property (including the Buildings) at all reasonable times and shall have the right to post and keep posted thereon notices of nonresponsibility or such other notices which Landlord may deem to be proper for the protection of Landlord’s interest in the Real Property (including the Buildings).

6.         Rent Schedule. Starting on the Commencement Date, and throughout the Term, Tenant shall pay to Landlord base rent (“Base Rent”) for Lease Year 1 as set forth in the table below, and then commencing with Lease Year 2, Base Rent shall be equal to the greater of (i) the Base Rent set forth in the table below which reflects two percent (2%) annual increases, or (ii) annual increases to the previous Lease Year's Base Rent equal to the percentage increase of the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers (All Items) for the South Region (1982-1984 = 100) (the “CPI”). Said adjustment calculation, for comparison purposes, shall be made by comparing the 12-month CPI increase for the month of March preceding each such Lease Year. If at any time there shall not exist the CPI, Landlord and Tenant shall substitute any official index published by the Bureau of Labor Statistics, or successor or similar governmental agency, as may then be in existence. Notwithstanding anything else contained herein, Base Rent commencing with Lease Year 2 shall not be greater than four percent (4%) annual increases.

PERIOD	ANNUAL BASE RENT*	MONTHLY INSTALLMENTS*
Lease Year 1	$825,000.00	$68,750.00
Lease Year 2	$841,500.00	$70,125.00
Lease Year 3	$858,330.00	$71,527.50
Lease Year 4	$875,496.60	$72,958.05
Lease Year 5	$893,006.53	$74,417.21
Lease Year 6	$910,866.66	$75,905.56
Lease Year 7	$929,083.99	$77,423.67
Lease Year 8	$947,665.67	$78,972.14
Lease Year 9	$966,618.98	$80,551.58
Lease Year 10	$985,951.36	$82,162.61
Lease Year 11	$1,005,670.39	$83,805.87
Lease Year 12	$1,025,783.80	$85,481.98
Lease Year 13	$1,046,299.48	$87,191.62
Lease Year 14	$1,067,225.47	$88,935.46
Lease Year 15	$1,088,569.98	$90,714.17

7.         Additional Rent. Commencing on the Commencement Date, Tenant agrees to pay as “Additional Rent”, the Taxes (as such term is defined in Paragraph 16 hereof) assessed against the Real Property as and when required by Paragraph 16 hereof and any and all other charges or monetary payments that may be due to Landlord hereunder.

8.         Rent Payments; Late Fee; Security Deposit.

8.1         Rent Payments. Commencing on the Commencement Date, Tenant shall pay Base Rent (and together with Additional Rent, same shall be collectively referenced herein as “Rent”). Base Rent and Additional Rent shall each be adjusted pro-rata for any partial months based on the actual number of days in the applicable month. Rent is due and payable on the first (1st) day of each month during the Term. Rent payments shall be made by Tenant without, except as expressly provided in this Lease, any notice, demand, offset or reduction, at Landlord’s Notice Address set forth on the signature page of this Lease or to such other persons or addresses that may be requested by Landlord in written notice to Tenant, or at Landlord’s option, in such other form of immediately available funds as Landlord may require (i.e. ACH or wire transfer).

8.2         Late Fee. In the event that Tenant fails to pay any Rent amounts due to Landlord within five (5) days after the due date, Tenant shall also pay a late payment charge equal to five percent (5%) of the delinquent Rent amount. Late payments of Rent due under this Lease shall also accrue interest at the “Wall Street Journal Prime Rate” (or reasonable successor rate) plus four percent (4%) (“Default Rate”) from the date due until paid by Tenant.

8.3         Renewal Terms Rent. In the event the initial Term is extended pursuant to Paragraph 29 below, the Base Rent on the commencement of the first renewal term shall be adjusted to reflect the then-current fair market rental that a willing, comparable, non-renewal, non-sublease tenant seeking no tenant improvement consideration or other rent concession would pay, and a willing comparable landlord would accept at arm’s length, for comparable space in a comparable location in the area of the Real Property, giving consideration to annual escalations, the age and location of the Buildings, the size and use of the Real Property, and other generally applicable considerations of tenancy for such space at or about the time that such Base Rent is to take effect. In no event shall the adjusted Base Rent be less than the Base Rent in effect at the expiration of the then current term of the Lease. The Base Rent shall also increase each year of the renewal terms by the greater of three percent (3%) or the CPI increase, as calculated pursuant to Paragraph 6. Notwithstanding anything else contained herein, Base Rent for each year of the renewal terms shall not be greater than four percent (4%) annual increases. Landlord shall notify Tenant of the proposed Base Rent for the Real Property for the renewal term based on Landlord’s reasonable determination of fair market rental value, no later than one hundred twenty (120) days prior to the end of the then current term of this Lease. If Tenant does not approve of Landlord’s proposed Base Rent, Landlord and Tenant shall negotiate in good faith to agree on the fair market rental value of the Real Property for the extended Term. If Tenant and Landlord are unable to agree on a mutually acceptable rental rate for any such increase period within thirty (30) days after notification by Landlord to Tenant of Landlord’s reasonable determination of the Base Rent for the increase period, but in any event no later than the date which is sixty (60) days prior to the expiration of the then current Term, then on or before such date Landlord and Tenant shall each appoint a licensed real estate broker with at least ten (10) years’ experience in leasing light industrial space in the area in which the Real Property is located to act as arbitrators. If the two (2) arbitrators so appointed cannot agree to the fair market rental value for the increase period within a fifteen (15) day period, then the two (2) arbitrators so appointed shall, within five (5) business days following their appointment, designate a third arbitrator, who shall be a licensed real estate broker with at least ten (10) years’ experience in leasing light industrial space in the area in which the Real Property is located. Each of the three (3) arbitrators so appointed shall then determine the fair market rental value for the Real Property for the extended Term based on the above criteria and each shall submit his or her determination of such fair market rental value to Landlord and Tenant in writing, within twenty (20) days after appointment. The Base Rent shall be determined by disregarding the arbitrator’s valuation of fair market rental that diverges the most from each of the other two arbitrators’ valuations, and the arithmetic mean of the remaining two (2) arbitrators’ valuations shall be the Base Rent as determined under this Paragraph, which Base Rent shall be final and binding on Landlord and Tenant and Landlord shall prepare an amendment to this Lease that amends the Base Rent to reflect the new Base Rent during the extended Term. Each party shall pay the fees and expenses of the arbitrators appointed by such party and one-half (1/2) of the fees and expenses of the third arbitrator. If either party fails to appoint an arbitrator, or if either of the first two arbitrators fails to submit his or her proposal of fair market rental value to the other party, in each case within the time periods set forth above, then the decision of the other party’s arbitrator shall be considered final and binding. For purposes of clarity, the following chart reflects the adjustment of Base Rent during the extended Term(s):

Each Renewal Term	Adjustment to Base Rent
Lease Years 16 - 20

Base Rent to be adjusted on commencement of extended Term to then-current fair market rental pursuant to Paragraph 8.3, and then annual Base Rent increases, subject to a cap of 4% in Section 8.3, equal to the greater of 3% or the annual CPI increase as calculated pursuant to Paragraph 6.

Lease Years 21 - 25	Subject to a cap of 4% in Section 8.3, Annual Base Rent increases equal to the greater of 3% or the annual CPI increase as calculated pursuant to Paragraph 6.
Lease Years 26 – 30	Subject to a cap of 4% in Section 8.3, Annual Base Rent increases equal to the greater of 3% or the annual CPI increase as calculated pursuant to Paragraph 6.
Lease Years 31 - 35	Subject to a cap of 4% in Section 8.3, Annual Base Rent increases equal to the greater of 3% or the annual CPI increase as calculated pursuant to Paragraph 6.

8.4         Security Deposit. Concurrent with the Commencement Date, Tenant shall deposit with Landlord the sum of $137,500 (the “Security Deposit”), to be held by Landlord as security for the full and faithful performance of Tenant’s obligations under this Lease to pay any Rent, and to perform and observe all of Tenant’s obligations under this Lease. Upon any breach of the foregoing obligations by Tenant, Landlord may apply all or part of the Security Deposit as full or partial compensation. If any portion of the Security Deposit is so applied, Tenant shall within five (5) days after written demand by Landlord deposit immediately available funds with Landlord in an amount sufficient to restore the Security Deposit to its original amount. In addition, at any points in time after the commencement of the first extended Term, Landlord may request the Tenant deposit with Landlord additional Security Deposit funds in order for the Security Deposit to equal 2-months of Base Rent at the then-current Base Rent amount. Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. In no event may Tenant utilize all or any portion of the Security Deposit as a payment toward any Rent due under this Lease. Any unapplied balance of the Security Deposit shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease within thirty (30) days following the termination or expiration of this Lease and Tenant’s vacation of the Real Property. Any provisions of Tennessee law now or hereinafter in effect which are inconsistent with this Paragraph are hereby waived.

9.          No Brokers. Each of Landlord and Tenant represents and warrants to the other that it has had no dealing with any broker or agent in connection with this Lease. Each of Landlord and Tenant agrees to indemnify and hold the other harmless in the event of the untruth of such representation and warranty. Landlord and Tenant shall have no obligation to pay any commissions or fees to any broker or agent.

10.         Permitted Use. The Real Property may be used for the manufacture, supply and assembly of pre-insulated piping systems (pipes, fittings, valves, field joints kits and related chemical and accessories), containment systems, specialty coatings, leak detection and location systems and for no other use.

11.         Signage. To the extent permitted by applicable Laws, Tenant shall be permitted, at Tenant’s expense, to install the maximum allowable signage per city code.

12.         Parking. Tenant and its employees, agents, invitees, licensees, customers and contractors shall have the exclusive right to use all parking areas located upon the Real Property and to modify such parking areas in any manner allowed by Laws.

13.         Maintenance and Repairs. Throughout the Term, to keep all improvements in good order, repair and condition at all times during the Term, Tenant shall be responsible, at its sole cost and expense, for all repair, maintenance and replacement of the entire Real Property, including, without limitation, the Buildings (interior, exterior, and all structural components thereof), the parking areas and drive aisles located upon the Real Property, and all other improvements on the Real Property. For purposes of clarity, Landlord will have no obligation to repair or maintain anything on or about the Real Property, Buildings, improvements of any type or kind, or the utilities serving the Real Property. Tenant acknowledges and agrees to cure the short-term deferred maintenance items, as set forth on Schedule 1, within 120-days after the Effective Date.

14.         Tenant Surrender of Real Property. All of Tenant’s removable trade fixtures, removable equipment, furniture, merchandise and inventory (collectively, “Tenant’s Removable Property”) shall remain and continue to be the property of Tenant and may be removed at any time, including the expiration or termination of this Lease; provided, however, that such removal shall not impair the structural integrity of the Buildings and Tenant shall repair all damage to the Buildings caused by such removal. On the last day of the Term (whether by expiration or termination), (i) Tenant shall surrender the Real Property, the Buildings and all improvements thereon (other than Tenant’s Removable Property) to Landlord in an orderly and broom-clean condition, reasonable wear and tear excepted, and (ii) Tenant shall remove all personal property and fixtures of any kind installed or otherwise placed by Tenant in or upon the Real Property and Buildings (including all Tenant's Removable Property and signage). Tenant shall repair all damage caused by any removal or alterations hereunder.

15.         Personal Property and Business Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Real Property or elsewhere, and all business license and other taxes attributable solely to the conduct of Tenant’s use of the Real Property and Tenant’s business; provided, however, that Tenant shall have the right to contest any personal property taxes assessed against Tenant.

16.         Property Taxes. During the Term, Tenant shall pay directly to the appropriate taxing authority all real property taxes and assessments, impositions, levies, charges, and other sums, whether or not existing or hereafter arising, levied, assessed, or charged by any governmental authority or other taxing authority against the Buildings or the Real Property, of any and all type and kind (“Taxes”), including but not limited to, taxes for all improvements constructed on the Real Property, water charges and sewer charges, before the same shall become delinquent. All such tax payments for the last year of the Term of this Lease shall be prorated between Landlord and Tenant so that Tenant shall be responsible for that portion of the Taxes which is attributable to the Term of this Lease. Tenant’s tax obligation shall commence on the Commencement Date. Any Taxes which Tenant is required to pay shall be paid by it no later than the date on which such Taxes are due. If Tenant fails to pay any Taxes which it is required to pay within the time period provided above, Landlord may, at its option, pay said Taxes, together with any and all penalties and said amount shall become immediately due and payable as Additional Rent.

In the event Tenant shall desire to contest in good faith any Taxes which Tenant is obligated to pay hereunder, Tenant shall have the right, at its own cost and expense, to contest the amount or legality of any such Taxes and/or make application for the reduction thereof, or any assessment upon which the same may be based. If Tenant shall contest such Taxes, or other imposition, Tenant shall pay the contested Taxes prior to initiating an application or appeal and otherwise comply with all legal requirements of the applicable taxing authority, and shall indemnify Landlord from and against any and all attorney’s fees, appraisal fees and other fees, charges, costs and/or expenses incurred in connection with any such proceedings. Landlord may participate in any such action prosecuted by Tenant. In the event that Tenant requires Landlord’s cooperation in connection with any contest of Taxes, Landlord shall reasonably cooperate in connection therewith, but without any expense to Landlord. Tenant shall be entitled to any refund of any tax (and penalties or interests thereon) refunded by the levying authority pursuant to any such proceeding or contest, to the extent such refund relates to Real Property Taxes actually paid by Tenant or payable by Tenant during the Term.

17.         Utilities and Trash Removal. Tenant shall arrange for and pay for any and all utilities at the Real Property. Landlord will not be liable for any cessation or interruption of utility services to the Real Property unless caused by the gross negligence of Landlord, Landlord’s employees, agents or contractors, and no such cessation or interruption of utilities will modify any of the obligations of Tenant under this Lease. Tenant shall be allowed to store its trash receptacle at the Real Property in a customary location outside the Buildings, subject to applicable Laws. Tenant shall, at Tenant’s expense, enter into an agreement to have trash removed on a regular basis.

18.         Insurance.

18.1         Tenant’s Liability Insurance. Tenant shall, at its sole expense, obtain and keep in force during the Term a commercial general liability policy of bodily injury and property damage insurance insuring Landlord and Tenant against any liability arising out of the use, occupancy or maintenance of the Real Property by Tenant. Such insurance shall be a combined single limit policy in an amount not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate, plus an umbrella/excess liability policy in an aggregate amount not less than Five Million Dollars ($5,000,000) (or such greater amount as Landlord’s lender may require or as Landlord may reasonably request from time to time). Such policy shall cover the entire Real Property and improvements located upon the Real Property.

18.2         Tenant’s Personal Property Insurance. Tenant shall obtain and keep in force during the Term, at Tenant’s expense, a fire and extended coverage policy or policies of insurance covering loss or damage against “all risk” of physical loss to Tenant’s Removable Property within the Real Property, in the amount of the full replacement cost thereof, less any applicable deductibles.

18.3         Tenant’s Real Property Insurance. Tenant shall procure and maintain in full force and effect from and after the Effective Date and throughout the Term, Special Form (formerly known as “All-Risk”) property insurance, in an amount adequate to cover the full insurable replacement value of all of the Buildings and the Real Property and other insurable improvements constructed upon the Real Property.

18.4         Business Interruption. Business interruption insurance in such amounts as will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Real Property or to the Buildings as a result of such perils, but in no event less than the sum of the annual Base Rent and other costs and expenses payable by Tenant for the current calendar year. Tenant shall assign unto Landlord insurance proceeds to a limited extent in connection with a business interruption claim only to keep current on all Rent, Insurance and Taxes obligations as set forth in this Lease.

18.5 Pollution Policy. Pollution legal liability insurance ($1,000,000 per occurrence / $2,000,000 aggregate) for injury, damage and emergency cleanup costs caused by a sudden pollution incident arising from Tenant’s operations which is at, on, under or migrating from the Real Property. This coverage can be on a claims made form basis.

18.6         Insurance Policies. The liability, property insurance and business interruption policies required herein shall be referred to collectively as “Insurance.” All Insurance required hereunder shall be in financially responsible companies licensed to do business in the State in which the Real Property is located with Best ratings of at least “A/X” or better, and name Landlord as an additional insured and as the loss payee. Upon Landlord’s demand, and on the Effective Date, Tenant shall deliver to Landlord copies of policies of such Insurance or certificates evidencing the existence and amount of such Insurance. Tenant shall not do nor permit to be done anything that would invalidate the Insurance policies required hereunder. If Tenant fails to obtain and keep in force the required Insurance, Tenant shall be in default and Landlord may (but shall not be required to) obtain the same at the expense of Tenant. All of Tenant’s insurance policies must be primary and non-contributing, with the policies of Landlord, if any, being excess and secondary. Tenant’s insurance policies shall further provide, to the extent such provision is commercially available, that not less than thirty (30) days written notice shall be given to Landlord before such policies may be cancelled. Tenant agrees that in the event of damage or destruction to the Buildings and other improvements covered by insurance required to be taken out by Tenant pursuant to this Paragraph 18, Tenant shall use the proceeds of such insurance for the purpose of repairing or restoring such Buildings and improvements to substantially the same specifications as existed prior to such casualty. On the Effective Date and upon the commencement of each Lease Year thereafter, Tenant shall deliver Landlord certificate(s) indicating all such required Insurance coverages issued by the insurer(s).

18.7         Waiver of Subrogation. Landlord and Tenant each hereby waive and release each other from liability for damage to the property of the other to the extent of the greater of insurance maintained or required to be maintained hereunder. To the extent commercially available, Landlord and Tenant shall obtain waivers of subrogation rights by the insurer against Landlord or Tenant, as the case may be, in all property insurance policies affecting any portion of the Real Property in which Landlord or Tenant is not an insured party.

19.         Damage or Destruction.

19.1         Damage or Destruction. If at any time during the Term there is damage to the Buildings or other improvements (including, without limitation, drives and parking areas) located on the Real Property which are not caused by the sole or gross negligence or willful misconduct of Landlord, Tenant shall diligently commence the reconstruction or restoration of such damage, at its sole cost and expense, to substantially the same specifications as existed prior to such casualty, and Tenant shall have no right to terminate this Lease or offset or abate Rent. Landlord and Tenant waive the provisions of any statutes or otherwise that relate to termination of leases when leased property is destroyed and agree that such event shall be governed by the terms of this Lease.

19.2         Destruction at End of the Term. It is expressly understood and agreed that notwithstanding anything to the contrary contained in this Lease, in the event the Buildings or other improvements located on the Real Property is substantially damaged, destroyed or rendered untenantable by a fire or other casualty during the last twelve (12) months of the Term of this Lease (meaning the cost to restore the portion of the Buildings or other improvements on the Real Property so damaged or destroyed exceeds seventy-five percent (75%) of the replacement cost thereof immediately prior to the fire or other casualty, as shown by the certificate of Tenant’s duly licensed architect reasonably acceptable to Landlord and Tenant), then either Landlord or Tenant will have the right to terminate this Lease by giving written notice of termination to the other party within thirty (30) days after the date of such fire or other casualty. If a notice of termination is given by either party within the 30-day period, this Lease will terminate and Rent and all other charges will abate from the date of such fire or other casualty, and Landlord shall promptly pay to Tenant any Rent paid in advance that was not earned as of the date of the fire or other casualty, and Tenant shall assign unto Landlord any and all insurance proceeds received by Tenant in connection with such damage or destruction, exclusive of insurance proceeds relating solely to Tenant’s Removable Property, which shall be retained by Tenant. Notwithstanding anything to the contrary in this Paragraph, Tenant shall not be entitled to exercise such termination right if such damage was caused by the gross negligence or willful misconduct of Tenant, its agents, employees, or contractors, or by any person or entity claiming by, through or under Tenant.

20.         Assignment and Subletting. Tenant may not assign Tenant’s interest in this Lease or sublet its interest in the Real Property without first obtaining Landlord’s written consent prior to such assignment, which consent shall not be unreasonably withheld. Notwithstanding anything in this Lease to the contrary, (A) the transfer of stock among existing shareholders, to or among family members, or to trusts for the benefit of any of such parties, or to entities owned or controlled by any of such parties, or by and among any affiliate of any of such parties, or the transfer of stock in connection with a public offering of stock, or any transfer of stock if Tenant is a public corporation, or a private placement of less than a controlling interest in Tenant shall not be deemed an assignment, subletting or other transfer of Tenant’s interest in and to this Lease, and (B) Landlord’s consent shall not be required for (but Tenant shall be required to provide Landlord with written notice of) an assignment to any (i) related entity, subsidiary, parent company, or Affiliate of Tenant, or (ii) company in which Tenant has a controlling interest. In the case of an assignment or sublease, Tenant shall remain liable for all obligations under this Lease for the remainder of the Term.

21.         Defaults; Remedies.

21.1         Tenant’s Default. The occurrence of any one or more of the following events shall constitute a Tenant default of this Lease (“Tenant Default”): (a) the failure by Tenant to pay any monetary obligation required hereunder, as and when due, and the same is not cured within three (3) days after Tenant’s receipt of written notice of same; or (b) the failure to occupy and operate the Real Property in accordance with Paragraph 10, and the continuance of such failure for a period of three (3) days after written notice from Landlord to Tenant specifying the nature of such failure; or (c) the failure to perform fully and promptly any covenant or condition of this Lease, other than those specified in Subparagraph 21.1(a) or (b) above, and the continuance of such failure for a reasonable period not to exceed thirty (30) days; provided, however, that if such failure not involving a hazardous condition cannot reasonably be cured within such period, Tenant shall not be deemed to be in default hereunder if Tenant promptly commences such cure within such period and thereafter diligently pursues such cure to completion within a reasonable time, but no event more than forty-five (45) days following such notice; or (d) (i) the making by Tenant of any general assignment for the benefit of creditors; (ii) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days; (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Real Property or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Real Property or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days.

21.2         Landlord’s Remedies. If Tenant fails to cure the Tenant Default or take the required action to cure the Tenant Default within the time stated above after notice and the expiration of the applicable cure period, then, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the following remedies:

(a)         terminate this Lease and all rights of Tenant hereunder. If Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

(i)         the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)         the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)         the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv)         any other amount necessary to compensate Landlord for all the detriment directly caused by Tenant’s failure to perform his obligations under this Lease.

As used in Subparagraphs 21.2(a)(i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the maximum rate permitted by law per annum. As used in Subparagraph 21.2(a)(iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b)         with or without terminating this Lease, to re-enter the Real Property (including the Buildings) and remove all persons and property from the Real Property (including the Buildings); such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant for such period of time as may be required by applicable law after which time Landlord may dispose of such property in accordance with applicable law. No re-entry or taking possession of the Real Property (including the Buildings) by Landlord pursuant to this Subparagraph 21.2(b) shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

(c)         without terminating this Lease, cure, pay or discharge any breach or violation hereof which amount so expended plus interest at the Default Rate shall be added to the next monthly incremental payment of the Base Rent, and treated in the same manner as Additional Rent hereunder.

(d)         without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Real Property (including the Buildings) or any part thereof for such term or terms (which may be for a term extending beyond the Term) at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable.

(e)         pursue an action for damages.

(f)         seek specific performance, injunctive relief or other equitable relief.

21.3         Landlord’s Default. The occurrence of any one or more of the following events shall constitute a Landlord default of this Lease (“Landlord Default”): (i) Landlord fails to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Landlord, and same is not cured within thirty (30) days after Landlord’s receipt of written notice of same (or such additional time as may be reasonably necessary under the circumstances so long as Landlord commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion), or (ii) Landlord breaches any of its representations or warranties made herein in any material respect.

21.4         Tenant’s Remedies. If Landlord fails to cure the Landlord Default or take the required action to cure the Landlord Default within the time stated above after notice and expiration of the applicable cure period, then Landlord shall be liable to Tenant for all damages sustained by Tenant as a direct result of Landlord's breach and Tenant shall not be entitled to terminate this Lease as a result thereof.

21.5         No Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages, including lost profits, punitive and speculative damages.

22.         Condemnation. If all or any part of the Real Property shall be appropriated or condemned by any public or quasi-public authority in the exercise of its right of condemnation or eminent domain or sold under the threat of the exercise of said power (collectively, “Condemnation”), both Landlord and Tenant shall have the right to prosecute a claim for an award and to share in the proceeds of any and all awards based upon their respective interests as hereafter set forth.

If all the Real Property shall be appropriated or condemned, this Lease shall terminate as of the time when possession shall be required by such public or quasi-public authority and the Rent shall be abated for the unexpired portion of the Term or Options. Landlord shall be entitled to receive that portion of any and all awards necessary to compensate it for the present value of the rents which it would have received in the future, the value of its leasehold estate and for the present value of its reversionary interest, and notwithstanding the termination of this Lease, Tenant shall be entitled to that portion of any and all awards necessary to compensate it for the value of its improvements to the Real Property and the damages which it may sustain as a result of termination of this Lease prior to the end of the Term.

In the event that a part of the Real Property shall be taken or condemned so that such partial taking would cause a material adverse effect on Tenant’s business operation, then Tenant may, within a period of thirty (30) days after the date when the condemning authority shall acquire possession of the property taken or condemned, elect to terminate this Lease and the Rent shall be abated for the unexpired portion of the Term or Options. In the event Tenant elects to terminate this Lease, Landlord shall be entitled to receive that portion of any and all awards necessary to compensate it for the present value of the rents which it would have received in the future, the value of its leasehold estate and for the present value of its reversionary interest, and notwithstanding the termination of this Lease, Tenant shall be entitled to commence a separate action against the condemning authority to attempt to compensate it for the value of its improvements to the Real Property and the damages which it may sustain as a result of termination of this Lease prior to the end of the Term.

In the event of a temporary taking of all or any portion of the Real Property, then this Lease shall not terminate, but Rent shall be abated for the period of such taking in proportion to the nature and extent of the adverse impact on the operations of Tenant’s business. However, if the temporary taking is more than twenty percent (20%) of the Real Property causing a material adverse effect on Tenant’s business operation, then Tenant may, within a period of thirty (30) days after the date when the condemning authority shall acquire possession of the property taken or condemned, elect to terminate this Lease and the Rent shall be abated for the unexpired portion of the Term or extended Term period, and notwithstanding the termination of this Lease, Tenant shall be entitled to commence a separate action against the condemning authority to attempt to compensate it for the value of its improvements to the Real Property and the damages which it may sustain as a result of termination of this Lease prior to the end of the Term or extended Term period.

23.         Indemnification and Defense.

23.1         Tenant Indemnity. Tenant agrees to indemnify, defend, protect, and hold Landlord free and harmless from and against any and all claims, liabilities, losses, damages, actions, or causes of action, costs and expenses (including reasonable attorney’s fees) concerning or relating to the Real Property during the Term of the Lease, except to the extent arising out of the negligence or willful misconduct of Landlord, or Landlord’s employees, agents or contractors.

23.2         Landlord Indemnity. Landlord agrees to indemnify, defend, protect and hold Tenant free and harmless from and against any and all claims, liabilities, losses, damages, actions or causes of action, costs and expenses (including reasonable attorney’s fees) concerning or relating to the Real Property during the Term of the Lease solely to the extent arising out of the negligence or willful misconduct of Landlord, its employees, agents or contractors, or by virtue of any entry onto the Real Property by Landlord or any of its employees, agents or contractors.

23.3         Obligation to Defend. In case any claim, demand, action, suit or proceeding is initiated or made against an indemnified party by reason of any matters set forth in this Paragraph 23, the indemnifying party, upon notice from the indemnified party, shall, at the indemnifying party’s sole cost, resist or defend such claim, demand, action, suit or proceeding, but the indemnifying party may make or cause to be made such investigation and such settlement of the claim, demand, action, suit or proceeding as the indemnifying party or its insurers shall deem expedient; provided, however, that the indemnifying party shall not admit liability on behalf of the indemnified party and shall use commercially reasonable efforts to obtain the appropriate releases and settlement documents in connection with any such settlement.

23.4         Survival of Indemnification Obligations. Each party’s obligations under this Paragraph 23 shall survive the expiration of the Term or the earlier termination of this Lease.

24.         Environmental Indemnification.

24.1         Tenant’s Environmental Indemnity. Tenant represents and warrants to Landlord that Tenant has not brought or stored at the Real Property any Hazardous Substances in violation of applicable Environmental Laws and, as of the Effective Date, (a) the Real Property is free of Hazardous Substances, and (b) the Real Property has not been used for the storage or disposal of any Hazardous Substances. Tenant shall not bring to or store at the Real Property any Hazardous Substances in violation of applicable Environmental Laws. Tenant shall indemnify, defend, protect, and hold Landlord free and harmless from and against any and all claims, liabilities, losses, damages, actions or causes of actions, costs and expenses (including reasonable attorneys’ fees and environmental remediation efforts) to the extent arising from or in connection with any Hazardous Substances brought to or stored at the Real Property by Tenant, its employees, agents, or contractors in violation of applicable Environmental Laws during the Term of the Lease and for the period of time Tenant owned and/or occupied the Real Property prior to the Effective Date.

The term “Hazardous Substances” as used in this Lease, shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the removal of which is required or the use or storage of which is restricted, prohibited, regulated or penalized by any Environmental Law. As used herein, the term “Environmental Law” means any current or future Law pertaining to: (A) the protection of health, safety and the indoor or outdoor environment; (B) the conservation, management, or use of natural resources or wildlife; (C) the protection or use of surface water and groundwater; (D) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to any Hazardous Substance; or (E) pollution (including any release to air, land, surface water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. 2601, et seq., Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., Occupational Safety and Health Act of 1970, as amended 29 U.S.C. 651 et seq., Oil Pollution Act of 1990, 33 U.S.C. 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq., National Environmental Policy Act of 1969, 42 U.S.C. 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq., any similar, implementing or successor law, and any amendment, rule, regulation, order or directive issued thereunder.

24.2         Landlord’s Environmental Indemnity. Subject to Tenant’s obligations set forth in Paragraph 24.1 above, Landlord shall indemnify, defend, protect, and hold Tenant free and harmless from and against any and all claims, liabilities, losses, damages, actions or causes of actions, costs and expenses (including reasonable attorneys’ fees) to the extent arising from or in connection with any Hazardous Substances on or about the Real Property which is/was caused by Landlord, its employees, agents, or contractors. Landlord shall promptly deliver to Tenant copies of all notices received by Landlord from any Governmental Authority (which is defined as any federal, state, regional, county, or local person or body having or asserting governmental or quasi-governmental authority or jurisdiction over the Real Property or any department or subdivision thereof) concerning Hazardous Substances or a violation of an Environmental Law on the Real Property.

25.         Conformity to Laws. It is expressly understood and agreed by Landlord and Tenant that Tenant shall conform the manner in which it conducts its business and all inventory, fixtures, improvements and alterations installed by Tenant, to all Laws. Tenant shall cause the Real Property, including the Buildings, to conform to the requirements of all Laws.

26.         Estoppel Certificate. Each party (as a “Responding Party”) shall at any time, upon not less than fifteen (15) days’ written notice from the other party (“Requesting Party”), execute and deliver to the Requesting Party a statement in writing stating that (i) this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent or other charges are paid in advance, if any, and (ii) there are not, to the Responding Party’s actual knowledge, any uncured Defaults on the part of the Requesting Party, or specifying such Defaults if any are claimed. Landlord and Tenant shall use best efforts to deliver any such statement to the other party electronically and in Microsoft Word format.

27.         Subordination and Nondisturbance. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any first mortgagee with a lien on the Real Property or any ground lessor, this Lease shall be subject and subordinate at all times to the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Real Property (including the Buildings), or Landlord’s interest or estate in any of said items is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such liens to this Lease. In the event that any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, if requested by the mortgagee or beneficiary, as applicable, attorn to and become the Tenant of the successor in interest to Landlord and in such event Tenant’s right to possession of the Real Property (including the Buildings) shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and all other amounts required to be paid to Landlord pursuant to the terms hereof and observe and perform all of the provisions of this Lease, unless the Lease is otherwise terminated pursuant to its terms. Tenant covenants and agrees to execute and deliver, upon demand by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such lien of any such mortgage or deed of trust. Should Tenant fail to sign and return any such documents within ten (10) business days of receipt, Tenant shall be in default.

28.         Entry. Tenant shall permit Landlord and Landlord’s agents to enter the Real Property at all reasonable times with at least two (2) business days prior written notice to Tenant (except in the case of emergency, in which event Landlord shall only be required to provide such notice as can reasonably be given under the circumstances) to post notices of non-responsibility for alterations, additions, or repairs undertaken by Tenant, to inspect the Real Property (including the Buildings) and/or to show the Real Property to prospective purchasers or lenders and, during the final six (6) months of the Term to prospective tenants. Landlord may exercise this right of entry without any abatement of Rent to Tenant for any loss of occupancy or quiet enjoyment of the Real Property, provided that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business.

29.         Renewal Terms. If there is no Tenant Default under the Lease, Tenant shall have the right, privilege and option of renewing this Lease for four (4) additional five (5) year consecutive periods. It shall be deemed that Tenant automatically exercises its option to renew the Lease for each renewal period as it arises unless Tenant provides a written notice of its intention not to renew the Lease at least twelve (12) months prior to the expiration of the Term then in effect.

30.         Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

31.         Time of the Essence. Time is of the essence in this Lease.

32.         Incorporation of Prior Agreements; Amendments. This Lease contains all agreements of the parties with respect to any matters mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

33.         Notice. Any notice required or permitted to be given hereunder shall be in writing and shall be given by Federal Express, UPS or similar overnight carrier with signature required addressed to Tenant or to Landlord at the Notice Address noted next to the signature of the respective parties, and shall be effective on delivery, or attempted delivery in the case of refusal, to such address. Either party may specify a different Notice Address for notice purposes by giving the other party written notice as set forth herein. Notices may be given by counsel on behalf of their respective client.

34.         Waivers. No waiver by any party of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by the other party of the same or any other provision.

35.         Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other rights and remedies expressly provided hereunder.

36.         Binding Effect; Choice of Law; Jury Waiver; Miscellaneous. This Lease shall bind the parties, their personal representatives, successors and permitted assigns. This Lease shall be governed by and construed in accordance with the Laws of the State where the Real Property is located. To the maximum extent allowed by Laws, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other, upon any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Real Property, and/or any claim of injury or damage.

37.         Force Majeure. For purposes of this Lease, a “Force Majeure” event shall mean an occurrence of any of the following (to the extent the same is unforeseeable and to the extent such event actually delayed, hindered or prevented a party hereunder from the performance of any act required by this Lease): Act of God, war, terrorism, riots or civil commotion, casualty, pandemics/epidemics, extreme weather conditions, labor difficulties (such as strikes, lock-outs, etc.), general shortages of labor, materials or equipment, Governmental Authorities regulation, or other unforeseeable causes beyond the reasonable control of the applicable party (other than causes related to such party’s financial condition, which shall not constitute Force Majeure). For an event to qualify as Force Majeure, the delayed party must have (i) provided notice to the other party hereto of such incident or event of Force Majeure within a reasonable time after the occurrence of same, and (ii) thereafter periodically kept the other party hereto fully advised by notice of such delays, and (iii) used commercially reasonable efforts and all due diligence to effect the required performance. But for the law, the provisions of this Paragraph 37 shall in no event be applicable with respect to the payment of money. Provided that all requirements of this Paragraph are satisfied, then the time required for the performance of the applicable act or obligation shall be extended for a period equivalent to the period of such Force Majeure delay.

38.         Authority. Each individual executing this Lease on behalf of a party represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such party.

39.         Conflict. Any conflict between the typed provisions of this Lease and any handwritten provisions initialed by both parties shall be controlled by the handwritten provisions.

40.         Counterparts. This Lease may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties anticipate executing and delivering signed originals of this Lease; provided, however, that the exchange of facsimile copies of the executed Lease, such as by PDF or similar electronic file, shall constitute an original for purposes of enforcement of any provisions of this Lease.

41.         Holding Over. Tenant shall surrender possession of the Real Property (including the Buildings) upon the expiration of the Term or earlier termination of this Lease, in accordance with the terms of this Lease, and deliver the keys as Landlord designates. In the event Tenant holds over at the Real Property (including the Buildings) following the expiration of the Term or earlier termination of this Lease, Tenant’s occupancy shall be considered a tenancy at sufferance on all terms and conditions of this Lease, except that Tenant’s obligation for the minimum Base Rent during such holdover shall equal one hundred fifty percent (150%) of the per diem installment of the Base Rent in effect immediately preceding the expiration of the Term or earlier termination of this Lease.

42.         Survival of Indemnities. Landlord and Tenant agree that all indemnity obligations under this Lease shall survive the expiration or earlier termination of this Lease.

43.         Attorneys’ Fees. If Landlord or Tenant files a suit against the other which is in any way connected to this Lease, the unsuccessful party shall pay to the prevailing party a reasonable sum for attorneys’ fees, including the fees and costs of consultants, and whether at trial, appeal or bankruptcy court, all of which shall be deemed to have accrued on the commencement of such action but shall be enforceable only if such action is prosecuted to judgment. The “prevailing party” for purposes of this Lease shall be deemed to be that party who obtains substantially the result sought, whether by dismissal or judgment.

44.         Consents and Approvals. Except as otherwise expressly provided herein, where pursuant to the terms of this Lease the consent or approval of one party shall be required, requested or appropriate, such consent shall be in writing and the party from which such consent is required hereby covenants and agrees that its consent or approval shall not be unreasonably withheld, delayed or conditioned, and that the requesting party shall not be charged for such consent or approval.

45.         Confidentiality of Lease. Except as may be required by Laws, Landlord and Tenant hereby agree to keep the terms of this Lease confidential and not disclose this Lease or any of the provisions of this Lease to any other person or entity, without the prior consent of the other party (provided, however, that the terms hereof may be disclosed without such consent to a party’s accountants, attorneys, employees, agents, potential transferees and lenders, and others in privity with such party, to the extent reasonably necessary for such party’s business purposes, or in connection with a dispute hereunder).

46.         Exculpation. In the event of any transfer of Landlord’s interest in this Lease, the transferor shall cease to be liable and shall be released from all liability for the performance or observance of any agreements or conditions on the part of Landlord to be performed or observed subsequent to the time of said transfer, provided that such transferee assumes in writing all of Landlord’s obligations hereunder. In the event of any breach or default by Landlord in any term or provision of this Lease, Tenant agrees to look solely to the equity interest then owned by Landlord in the land and improvements which constitute the Real Property, and the proceeds of any judgment, sale, and/or insurance award, and/or eminent domain/condemnation award (including settlements paid to Landlord on account of the taking or conveyance under threat of taking) resulting from the Real Property or any part thereof.

47.         Not Binding Until Signed by Parties. The preparation, revision or delivery of this Lease for examination and discussion is not an offer to lease the Real Property and is merely a part of the negotiations between Landlord and Tenant. Neither party shall have any obligation or liability to the other whatsoever at law or in equity (including any claims for detrimental reliance or promissory estoppel and regardless of whether either party has commenced performance) unless and until such time as both parties shall have executed and delivered this Lease.

48.         Exhibits. Any and all exhibits referred to in this Lease (and any exhibits and/or schedules attached to the same) and attached hereto are hereby incorporated into this Lease by reference. The following exhibits are attached to this Lease:

Exhibit A:          Legal Description

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

ALL SIGNATURES ARE ON THE FOLLOWING PAGE(S).

IN WITNESS WHEREOF, the parties have executed this Lease as of the Effective Date.

TENANT:

PERMA-PIPE INC.,

a Delaware corporation

By:         /s/ D. Bryan Norwood

Name:         Bryan Norwood

Title:         CFO

Tenant’s Notice Address:

Attn: Bryan Norwood

24900 Pitkin Road, Suite 309

Spring, TX 77386

Phone: (281) 941-2445

LANDLORD:

NASH88, LLC,

a Delaware limited liability company

    By: Wink Family, LLC,

a California limited liability company

            Its Manager

                By: /s/ Marvin Winkler

                      Marvin Winkler, Manager

Landlord’s Notice Address:

Nash88, LLC

32932 Pacific Coast Hwy., #14-487

Dana Point, California 92629

Phone: (949) 275-2662

EXHIBIT A

LEGAL DESCRIPTION

Schedule 1

DEFERRED MAINTAINANCE ITEMS

1.	Linear cracking throughout the parking area. Cracks should be routed and sealed and the parking lot seal-coated and restriped.
2.

Potholes and water-filled depressions throughout the yard roads and site access roads. Several of the potholes have been covered with steel plates. The subgrade should be restored with structural fill and the driving surface restored.

3.	Worn grass and some erosion at the northeast corner of the subject property. Re-grading and re-seeding is recommended at this location.
4.	Worn/flaking paint coatings and staining at the coating building, HazMat building, and lab building. Additionally, some step cracking at the masonry of the lab building, HazMat, and conduit building.